QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement of Valero GP Holdings, LLC for the registration of its units, representing limited liability company interests, and to the use of our reports dated: (i) February 3, 2006, except for Notes 1 and 10 as to which the date is November 16, 2006 with respect to the consolidated financial statements of Valero GP Holdings, LLC, and (ii) March 11, 2004, with respect to the consolidated financial statements of Valero L.P.

/s/ Ernst & Young LLP
San Antonio, Texas
November 16, 2006

QuickLinks

Consent of Independent Registered Public Accounting Firm